Exhibit 10.30.2

CREDIT SUISSE INTERNATIONAL

One Cabot Square Telephone 020 7888 8888
London E14 4QJ www.credit-suisse.com
04 February 2009
Ashford Hospitality Limited Partnership
14185 Dallas Parkway Suite 1100
Dallas, Texas. 75254
External ID: 53578033
Dear Sirs,
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms & conditions of the Transactions entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
In this Confirmation “CSIN” means Credit Suisse International and “Counterparty” means Ashford Hospitality Limited Partnership
This Confirmation amends and supersedes in its entirety all Confirmations dated prior to the date hereof in respect of this Transaction.
1.	The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Reference herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2006 ISDA Definitions.

This Confirmation evidences a complete binding agreement between the parties as to the terms of the Transaction to which this Confirmation relates. In addition, the parties shall use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of a 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “1992 Agreement”), with such modifications as the parties will in good faith agree. Until such time as the parties execute a 1992 Agreement, the parties agree that this Confirmation, any Confirmation(s) entered into prior to the execution of this Confirmation(s) and any future Confirmation(s) entered into between the parties thereafter shall supplement, form part of, and be subject to, an agreement in the form of the 1992 Agreement as if the parties had executed an agreement in such form (but without any Schedule except for the elections noted below) on the Trade Date of the earliest such Transaction (such agreement, the “Form Master Agreement”). In the event of any inconsistency between the provisions of the Form Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

External ID: 53578033	Registered Office as above Registered with unlimited liability in England under No. 2500199 Authorised and regulated by The Financial Services Authority VAT No: GB 447 0737 41

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the Courts of the State of New York
2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Transaction Type:	Rate Corridor Transaction

Notional Amount:	USD 900,000,000

Trade Date:	02 December 2008

Effective Date:	15 December 2008

Termination Date:	14 December 2009, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts:

Fixed Amount Payer:	Counterparty

Fixed Amount Payer Payment Date:	04 December 2008, subject to adjustment in accordance with the Following Business Day Convention

Fixed Amounts:	USD 1,480,000

Floating Amounts:

(i) Floating Amount Payer:	CSIN

Floating Amount Payer Payment Date:	The 13th of each month, commencing on 13 January 2009 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Floor Rate:	1.25%

Floating Rate Option:	USD-LIBOR-BBA

External ID: 53578033	3

Designated Maturity:	1 month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

(ii) Floating Amount Payer:	Counterparty

Floating Amount Payer Payment Date:	The 13th of each month, commencing on 13 January 2009 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Floor Rate:	0.75%

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Days:	New York

Calculation Agent:	CSIN

External ID: 53578033	4

3.	Master Agreement Provisions:

The following terms will apply to this Transaction as if such terms were in the Schedule to the Form Master Agreement referenced in the second paragraph of Section 1 of this Confirmation. Any reference to the “Agreement” shall be deemed a reference to such Form Master Agreement supplemented by the following terms.
(a) Specified Entity:
“Specified Entity” means in relation to CSIN, for the purpose of Section 5(a)(v): Affiliates. For the purpose of Section 5(a)(vi), Section 5(a)(vii) and Section 5(b)(iv): Not Applicable.
“Specified Entity” means in relation to Counterparty, for the purpose of Section 5(a)(v), Section 5(a)(vi), Section 5(a)(Vii) and Section 5(b)(iv): Not Applicable.
(b) Cross Default:
The “Cross Default” provision (section 5(a)(vi) as amended below will apply to CSIN and Counterparty:
Instead of the definition in Section 14 of the Form Master Agreement, “Specified Indebtedness” shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, and/or (b) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specifies Transaction).
“Threshold Amount” means, with respect to CSIN, the lesser of 3% of the shareholders’ equity of CSIN, as shown in the most recent audited financial statements of CSIN, or USD 25,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit), and with respect to Counterparty, the Threshold Amount USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).
(c) Credit Event Upon Merger:
The “Credit Event Upon Merger” provision (Section 5(b)(iv) will not apply to CSIN and Counterparty.

External ID: 53578033	5

(d) Automatic Early Termination:
The “Automatic Early Termination” provision of Section 6(a) will not apply to CSIN or counterparty.
(e) Fully Paid Transactions:
The condition precedent in Section 2(a)(iii)(1) does not apply to a payment and delivery owing by a party if the other party shall have satisfies in full all its payment obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i). Notwithstanding the foregoing, at any time when a Set-off would be available to CSIN or an Affiliate under Section 3(f) of this Agreement or otherwise upon termination of this Agreement, then this provision shall not be applicable.
(f) Set-off
Without affecting the provisions of this Confirmation requiring the calculation of certain net payment amounts, all payments under this Confirmation will be made without set-off or counterclaim; provided, however, that upon the designation of any Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) under applicable law:
the Non-defaulting Party or the party that is not the Affected Party (in either case, “X”) may, without prior notice to any person, set off any sum or obligation (whether or not arising under this Confirmation, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Defaulting Party or Affected Party (in either case, “Y”) to X or to any Affiliate of X, against any sum or obligation (whether or not arising under this Confirmation, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owned by X or any Affiliate of X to Y, and, for this purpose, may convert one currency to another. If any sum or obligation is unascertained, X may in good faith estimate that sum or obligation and set off in respect of that estimate, subject to X or Y, as the case may be, accounting to the other party when such sum or obligation is ascertained .
(g) Relationship Between Parties:
Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):
(i)	Non-Reliance: It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment

External ID: 53578033	6

and upon advice from such advisers as it as deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.
(ii)	Assessment and Understanding: It is capable of assessing the merits of and understanding (on its own behalf or though independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties: The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)	No Agency: It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.
4.	Account Details:

Payments to CSIN:	As advised separately in writing
Payments to Counterparty:	As advised separately in writing
Credit Suisse International is authorized and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Counterparty on request.

External ID: 53578033	7

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully, Credit Suisse International
By:	/s/ Stuart Mangan
	Name:	Stuart Mangan
	Title:	Director

Confirmed as of the date written above: Ashford Hospitality Limited Partnership
By:	ASHFORD OP GENERAL PARTNER LLC, GEN. PTR.

By:	/s/ David A. Brooks
	Name:	DAVID A. BROOKS
	Title:	UP

Our Reference Number: External ID: 53578033 / Risk ID: 449072081
Registered Office as above
Registered with unlimited liability to England under No. 2500199
Authorised and Regulated by the Financial Services Authority
VAT No: GB 447 0737 41

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